Exhibit 10.6

LICENSE AGREEMENT

This LICENSE AGREEMENT, consisting of these “Basic Terms” and the attached “Standard Terms and Conditions” (or “STCs”) (collectively, this “Agreement”) dated as of March [*], 2021 (“Effective Date”) by and between Fresh Grapes, LLC a Texas limited liability company with an address of 10440 N. Central Expressway, Suite 1400, Dallas, TX 75231 (“Company” or “We”) and Jaybird Investments, LLC, a Delaware limited liability company, with an address of 1920 Adelicia St., #300, Nashville, TN 37212 (“Licensor” or “you”) for services of Julianne Hough (“Talent”). Capitalized terms used in this Agreement have the meanings specified in Section 1 of the STCs or elsewhere in this Agreement. Licensor and Company are sometimes referred to collectively herein as the “Parties” and each is sometimes referred to herein as a “Party.”

BASIC TERMS

1.	Category:	Wine.

2.	License:	During the Term, Licensor grants Company and, if approved by Licensor in each case, its controlled affiliates, a limited, license to use the pre-approved Likeness and Licensor Content on and in connection with: (i) the sale and related pre-approved advertising and promotion of the Products (as defined herein); and (ii) Marketing Materials (as defined herein), subject to the terms of this Agreement. Licensor reserves and retains all rights not expressly granted to Company hereunder.

3.	Services:	You agree to use commercially reasonable efforts to help grow and promote the Company and its Products, subject to the terms and conditions of this Agreement.

4.	Exclusivity	During the Term, Licensor agrees, and Licensor will cause Talent to agree, not to grant any license for the Likeness or render services of any sort on behalf of or in connection with any Person in the Category in the Territory, other than with respect to Company as set forth herein. Notwithstanding the foregoing, nothing herein shall preclude Licensor or Talent from (i) appearing in the news, entertainment or information portion of any program or event, regardless of those programs or event’s sponsorship or tie-ins; or (ii) becoming a passive investor in any other company provided that if the company is in the Category, Licensor and/or Talent’s investment will be financial only (cash or other equity consideration) and Licensor and/or Talent will not provide services or grant any rights in or to Talent’s Likeness in connection with such investment.

5.	Territory:	The territory for Company’s exploitation of rights granted hereunder shall be the world (the “Territory”).

6.		Compensation: In consideration of the Services and rights granted herein, Company shall grant Licensor the following compensation, on a pay or play basis:

(a) one hundred fifty six thousand five hundred (156,500) Class F Units (as defined in Company’s limited liability company agreement dated as of March [*], 2020 (“Operating Agreement”) upon: (i) full execution of this Agreement; and (ii) Licensor’s execution of the Operating Agreement and

(b)	A license fee of $300,000 per year starting on the first anniversary of the Effective Date.

7.	Expenses:	The Company will reimburse Licensor and/or Talent for reasonable out of pocket expenses incurred in connection with the promotion of Company’s Products including, without limitation, (a) business class travel fare for Talent and one (1) other person, (b) transportation to and from airport, hotel, and the location of photoshoots and other events which Talent is asked to attend by Company, (c) five stars accommodation for Talent and one (1) other person, (d) reasonable expenses for food and beverage, and (e) all costs associated with Talent’s preparation for photoshoots and other events which Talent is asked to attend by the Company including, without limitation, hair, make up, styling and wardrobe. Without limiting the foregoing, the Company will be solely responsible for all costs and expenses associated with all photoshoots and events organized for or otherwise related to the promotion of Company’s Products.

8.	Term:	This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years. unless earlier terminated in accordance with Section 15 of the STCs (“Term”). The Parties may decide to renew the Agreement on terms to be mutually agreed upon in writing between the Parties.

9.	STCs:	This remainder of the terms and conditions of this Agreement are those set forth in the STCs attached hereto and incorporated herein by this reference.

(b)	A license fee of $300,000 per year starting on the first anniversary of the Effective Date.

IN WITNESS WHEREOF, subject to and incorporating the STCs and exhibits attached hereto, which the Parties have read, approve and accept in all respects, the Parties have duly accepted and agreed to these Basic Terms, STCs and all exhibits attached hereto and incorporated by reference and agree to be bound hereby as of the Effective Date.

Fresh Grapes, LLC,		Jaybird Investments, LLC,
a Texas limited liability company		a Delaware limited liability company

By:	/s/ Damian Novak	By:	/s/ Julianne Hough
	Damian Novak, CEO		Julianne Hough, Manager

STANDARD TERMS AND CONDITIONS

1. Definitions. Capitalized terms used in this Agreement have the meanings specified in this Section or elsewhere in this Agreement.

1.1. “Applicable Laws” means all laws, ordinances, rules, regulations, orders, licenses, permits, judgments, decisions or other requirements of any governmental authority, governing body or jurisdiction applicable to Licensor or the Services, including, without limitation, the Federal Trade Commission Guides Concerning the Use of Endorsements and Testimonials in Advertising (16 CFR Part 255).

1.2. “Cause” means, if either Party or Talent: (i) engages in any conduct during the Term that, if made public, is likely to damage the other Party’s or Talent’s brand(s) or reputation because of such Party’s or Talent’s association to the other or Talent; (ii) makes any defamatory or disparaging comments about the other Party or its employees, products or services or Talent. The foregoing shall be determined by each Party in its reasonable discretion.

1.3. “Claims” means claims, demands, suits, criminal or civil actions, subpoenas, or similar proceedings that might be alleged by a third party (including enforcement proceedings or investigations by any governmental authority), and all liabilities, damages, fines, penalties, costs or expenses (including reasonable outside attorney fees and costs).

1.4. “Company IP” means Company’s tradename, trademark, service marks and products provided by Company to Licensor.

1.5. “Design Rights” means the rights, including copyrights, trade secrets, patterns, patents and design patents, in and to any formulations of Products or designs of Marketing Materials.

1.6. “Intellectual Property Rights” means all intellectual property rights throughout the universe, whether existing under intellectual property, unfair competition or trade secret laws, or under statute or at common law or equity, including, but not limited to, copyrights, trade secrets, trademarks, trade names, patents, rights in inventions, rights in designs, rights in logos and trade dress, “moral rights,” rights in mask works, rights of personality, publicity or privacy, and any other intellectual property and proprietary rights.

1.7. “Licensor Content” means any and all content, photos, videos and text and/or photos and/or video posts, created by or on behalf of Talent (other than by Company or its contractors) and published by Talent on its social media or other media channels.

1.8. “Likeness” means the name, likeness, image, biographical information, photograph, recorded performance, nickname, social media handles and other indicia of identity of Talent.

1.9. “Marketing Materials” means advertising, marketing, promotional and commercial materials in any form and in any media (now known or later developed), including, in: (i) print media, including, labels, tags, stickers, point-of-sale materials, signage or packaging; (ii) trade materials; (iii) online advertisements, including, banner ads, email blasts, websites, social media outlets and applications; and (vii) audio-visual content including television commercials, radio commercials, viral videos and generally any pictorial, video, audio or textual materials but excluding the Licensor Materials (as defined below).

1.10. “Person” means and includes any natural person, corporation, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department, political subdivision or agency of a government.

1.11. “Products” means all varietals of wine.

1.12. “Property” means elements created by, contributed to, incorporated in or otherwise associated with all Products and Marketing Materials, including, without limitation, Design Rights, Intellectual Property Rights, data, and customer information but excluding (i) the Licensor Content (ii) the Likeness, and (iii) any data generated through Talent’s social media channels, which shall be retained by Talent (“Social Data”), collectively, the “Licensor Materials”.

2. Products.

2.1. Company shall be responsible for the formulation, production, design and distribution of the Products and the development, production and distribution of all Marketing Materials, and all costs and liabilities and compliance obligations associated therewith. All Products and all Marketing Materials are collectively referred to herein as the “Products and Materials” and each use of such term shall be interpreted to include Products and Marketing Materials, both together and separately. The Products and Materials shall meet or exceed commercially reasonable standards of quality (including, but not limited to, quality of material and workmanship).

2.2. Prior to (i) offering for sale a Product featuring the Likeness or (ii) publicly displaying a Marketing Material featuring the Likeness, Company shall provide Licensor with a graphic sample of such Product or Marketing Material through email to Licensor at jhoughinc@gmail.com in accordance with the notice requirements of Section 20 herein. Licensor shall approve, such approval not to be unreasonably withheld, conditioned or delayed, such Product or Marketing Material within five (5) business days of delivery of such sample; provided, however, if Company does not receive written notice of approval or disapproval (email is sufficient to Company at Damian@RabbitHoleEquity.com) within such period, such Product(s) and/or Marketing Material(s) shall be deemed conclusively denied. If Licensor disapproves any Product(s) or Marketing Material(s) proposed by Company, Licensor will use commercially reasonable efforts to communicate to Company the reason(s) for such disapproval as well as Licensor’s specifications for rectifying Licensor’s dissatisfaction. Once a Product or Marketing Material is approved by Licensor, Products or Marketing Materials that feature such use of the Likeness, without any modification, shall be deemed to have been approved.

2.3. During the Term and the Sell Off Period, Company may only sell or distribute Products which feature the Likeness through sales channels mutually agreed upon in writing between the parties including, without limitation: (i) distributors and wholesalers; (ii) retail stores (and the online sites of such retail stores); (iii) online ecommerce sites and mobile applications; and (iv) other sales channel now in existence or hereinafter created.

2.4. Licensor acknowledges and agrees that Company is and shall be the owner of all Property. Licensor acknowledges and agrees that Company has the right to continue to use the Property in perpetuity in any manner Company may choose in its sole discretion, including, without limitation, the manufacture and distribution of products that contain the Property, even after the termination or expiration of this Agreement, so long as all such products do not utilize, contain, or reference the Licensor Materials.

2.5. Licensor acknowledges and agrees that the Products and Materials are and shall remain the sole property of Company forever, including without limitation, all Design Rights and other Intellectual Property Rights thereto and therein. Licensor agrees that it will not assert any right, title or interest of any kind whatsoever in or to any Products and Marketing Materials, whether during or after the Term hereof, provided that the Company shall cease using all Products and Materials that utilize contain, or reference the Licensor Materials at the end of the Sell-Off Period. Except as necessary to fulfill its obligations hereunder, Licensor may not under any circumstances use, sell, distribute or reproduce (or authorize any other Person to use, sell distribute or reproduce) any Products or Marketing Materials, without the prior written consent of Company, except for Marketing Materials that utilize, contain or reference the Licensor Content or the Likeness, which Licensor and Talent may use in their discretion during and after the Term.

3. Company IP License. Subject to Section 5 of these STCs, Company grants Licensor a limited, non-exclusive, revocable right and license to use Company IP during the Term and the Sell-Off Period, solely in and in respect of Licensor Content.

4. Ownership of Licensor Materials. Licensor owns the Licensor Materials, excluding any elements incorporated within such Licensor Materials that were provided by Company or its agencies (e.g., Company IP or product images), which shall remain the property of Company. Licensor hereby grants Company a limited non-transferable and revocable license to reproduce, distribute and otherwise use the approved and unmodified Licensor Content and the Likeness contained therein for the Term and the Sell-Off Period, solely in connection with the Services and as approved by Licensor or Talent. Further, Licensor grants Company a limited right during the Term and the Sell-Off Period to use any Social Data in connection with its marketing and promotion of the Products in accordance with Applicable Laws and any applicable third party terms and conditions, provided that such Social Data may not be used, stored, or shared in aggregate or other form after the expiration of the Sell-Off Period. Notwithstanding the foregoing, Company will not, under any circumstances, (i) re-post, re-share, highlight, pin or otherwise use the Licensor Materials after the Sell-Off Period or outside of the scope of this Agreement, or (ii) otherwise use the Licensor Content, the Likeness or any Marketing Material incorporating the foregoing for any co-branding, tie-in or other cross-promotion without Licensor or Talent’s prior written consent. Company also understands that it does not have the right to, and agrees that it will not, file any application for a copyright or trademark registration or otherwise obtain or attempt to obtain ownership of any copyright, trademark, trade name, or other intellectual property right in any country of the world which consists of Talent’s name and/or Likeness or any mark, design or logo intended to make reference to Talent or Talent’s activities outside of the scope of this Agreement, or anything confusingly similar to the foregoing.

5. Approval Rights. All Licensor Content must be approved in writing by Company in accordance with this Section 5 before Licensor may post or otherwise publicly release such Licensor Content, such approval not to be unreasonably withheld, conditioned or delayed. Licensor Content must be submitted to Company by email to Damian@RabbitHoleEquity.com. If Company disapproves Licensor Content, Company shall promptly notify Licensor of the reason(s) for such disapproval and the steps required to gain approval. Licensor shall have three (3) business days to revise the Licensor Content and resubmit such Licensor Content to Company for reevaluation/approval, unless the posting schedule requires a shorter time period. Approval by Company of any Licensor Content will not be nor be deemed to be a determination by Company that the approved Licensor Content complies with any Applicable Laws that may apply to such Licensor Content.

6. Results and Proceeds. The Parties agree that to the extent Licensor provides services in connection with this Agreement, all such services are being performed at Company’s special request, that the creation of Products and Materials shall be within the scope of Company’s engagement of Licensor, and that all results and proceeds of Licensor’s services, including, without limitation, all contributions to Products and Materials (collectively, “Results and Proceeds”), except for the Licensor Materials which shall remain proprietary to Licensor, shall be considered a “work made for hire” under the Copyright Act. Licensor agrees that for any results and proceeds or part thereof that do not qualify as a “work made for hire” under the Copyright Act, Licensor, for good and valuable consideration, the receipt and sufficiency of which Licensor hereby acknowledges, does hereby: (i) transfer and assign to Company all right, title and interest therein, including copyright; and (ii) waive all moral rights (whether now existing or later acquired) in the Results and Proceeds.

7. Contractor. Licensor represents and warrants that in performing Licensor’s obligations under this Agreement, Licensor does so as an independent contractor. Without limiting the foregoing, Licensor assumes exclusive responsibility for the payment of all contributions and taxes in connection with Licensor’s and Talent’s income under all applicable laws now in effect or hereafter enacted.

8. Licensor’s Representations and Warranties. Licensor represents and warrants to Company that: (i) Licensor has the right to enter into this Agreement with Company for the furnishing of Talent’s services hereunder and to grant to Company all of the services and rights set forth herein and to cause Talent to perform Services; (ii) Licensor has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; (iii) Licensor has the exclusive right to grant the license to the Likeness and Licensor Content to Company in the manner set forth herein; (iv) neither Licensor nor Talent have entered (and will not enter) into any other agreement or understanding that will prevent or substantially impair: (y) the performance of Licensor’s or Talent’s obligations herein, or (z) Company’s right or ability to use and exploit the rights granted to Company by Licensor herein; (v) all Licensor Content (other than Company IP) will be to the best of Licensor’s knowledge original to Licensor (provided that Company shall be solely responsible to pay for and clear all Licensor Content prior to any use by Company); (vi) this Agreement constitutes the legal, valid and binding obligation of Licensor and Talent and is enforceable against Licensor and Talent in accordance with its terms; (vii) Licensor will comply with, and will cause Talent to comply with all Applicable Laws, whether those Applicable Laws are now in effect or later enacted; and (viii) Licensor will not use Company IP except as required to fulfill Licensor’s obligations hereunder and shall not claim any title or interest in or to any Company IP

9. Company’s Representations and Warranties. Company represents and warrants to Licensor that: (i) Company is an entity duly organized and validly existing and in good standing under the laws of its organization; (ii) Company has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; (iii) this Agreement constitutes the legal, valid and binding obligation of Company and is enforceable against Company in accordance with its terms; (iv) any content provided to Licensor or Talent, any advertising or marketing descriptions or claims and any other information or disclosure provided by Company to Licensor or Talent or otherwise used or made by Company is accurate, substantiated, and does not infringe or otherwise violate any third party rights or Applicable Laws; (v) Company holds all rights, title and interest in and to Company’s IP and the use of Company’s IP does not and will not infringe, misappropriate, or otherwise violate the rights of any third party; and (vi) it will at all times comply with Applicable Laws and self-regulatory industry regulations involving the sale of alcoholic products including without limitation, the DISCUS code and any federal, state or local advertising, shipping or other applicable regulations.

10. Confidentiality. Neither Party will disclose, to any third party, the terms of this Agreement, or any information that it has had or will have access to concerning the other Party, except as required to: (i) fulfill its obligations hereunder; or (ii) bring or defend any dispute in connection with this Agreement pursuant to the terms herein. In addition, Company will not disclose any information of a personal nature regarding Talent or any family members or the compensation paid or payable hereunder. Neither Party will issue any press release or make any other public disclosure relating to this Agreement without the other Party’s express written consent in each instance. Notwithstanding the foregoing and anything to the contrary in this Agreement, Company agrees that Licensor and Talent will be permitted to discuss creative decisions surrounding the Property and the Product and Materials with certain employees of Talent’s company Kinrgy, Inc. pre-identified by Talent.

11. Force Majeure. If for any reason, such as war, act or threat of terrorism, acts of God, riots, delays of commercial carriers, labor troubles, boycotts, strikes, restraints of public authority, or any other similar reason beyond the control of the Parties, either Party is unable to exercise its rights hereunder, such Party shall immediately notify the other in writing of the event and use all commercially reasonable efforts to recommence performance of its obligations under this Agreement as soon as reasonably possible. If the force majeure event continues for more than thirty (30) consecutive days, the Parties shall negotiate in good faith by either rescheduling the impacted Services for services of an equal or greater value, including by way of extending the Term or otherwise negotiating additional services that may be provided by Talent in lieu of the Services impacted by the force majeure event, and if after negotiations, the parties cannot agree on any revised services, they can agree to suspend the Agreement for a period of no more than ninety (90) days or otherwise be excused from performance.

12. Indemnity.

12.1. Licensor shall indemnify and hold harmless Company, successors and assigns, and each of their members, managers, shareholders, employees, directors, agents and officers for, from and against all Claims, arising out of or in connection with: (i) any material uncured breach of any representation or warranty made by Licensor hereunder; or (ii) any gross negligence or willful misconduct by Licensor or Talent. This indemnification obligation shall survive the expiration of the Term or the termination of this Agreement. With respect to such indemnity, Licensor and/or Talent shall control the defense and settlement of any claim, action, suit or controversy with counsel selected by Licensor and/or Talent, provided that Licensor and/or Talent will not settle any claim without the written consent of Company, not to be unreasonably withheld.

12.2. Company shall defend and hold harmless Licensor and Talent for, from and against all Claims with respect to: (i) any breach of any representation or warranty made by Company hereunder; (ii) the production, advertising, sale or distribution of Company’s products (other than in connection with unapproved claims about Company’s products or services made by Licensor or Talent without approval or Licensor’s or Talent’s gross negligence or willful misconduct); (iii) any products liability claims arising from Company’s products or services or any infringement or alleged infringement of the rights of a third party by any of Company’s Products, any Marketing Materials or Property; (iv) Company’s use of the Licensor Materials or Likeness other than as permitted by Talent or Licensor; and (v) gross negligence or willful misconduct by Company or its agents or contractors (other than Licensor or Talent). With respect to such indemnity, Company shall control the defense and settlement of any claim, action, suit or controversy with counsel selected by Company provided that Company will not settle any claim without the written consent of Licensor or Talent. This indemnification obligation shall survive the expiration of the Term or the termination of this Agreement.

12.3. Indemnification Procedures. The defense and indemnification obligations of either Party set forth in Sections 12.1 and 12.2 shall only be available to if the claiming Party: (i) gives prompt written notice to the other Party of the Claim (in no event later than ten (10) days following receipt of written information regarding a Claim); (ii) takes no independent action in connection with such Claim; and (iii) cooperates with the other Party in the defense against such Claim. Notwithstanding the foregoing, either Party shall have the right to: (a) participate in the defense of any Claim at such Party’s own expense.

13. Limitation of Liability. Under no circumstances will either Party be liable to the other Party or any other entity for any special, consequential, indirect, exemplary and/or punitive damages, including without limitation loss of goodwill or business profits (whether arising in contract, negligence, strict liability, or otherwise). This limitation does not apply with respect to any liability of the Company as a result of products liability, death, or bodily injury, or any sums recoverable from insurance.

14. Insurance. Company agrees to provide and maintain, at its own expense, general liability insurance, product liability insurance, and errors and omissions insurance, with limits of no less than $5,000,000 each. Within thirty (30) days from the date hereof, Company will submit to Licensor a fully paid policy or certificate of insurance naming Licensor and Talent as additional insured. Company agrees that it will not terminate or materially modify such insurance policy without written notice to Licensor at least twenty (20) days in advance thereof.

15. Termination.

15.1. Company shall have the right to terminate this Agreement without prejudice to any other rights that Company may have, upon written notice to Licensor: (i) for Cause; (ii) if Licensor materially breaches any material term, condition, obligation, representation or warranty provided for in this Agreement and fails to cure such breach within thirty (30) days after Company has delivered a written notice that includes a description of such breach and Company’s specifications for what would constitute a cure of such breach (to the extent curable); or (iii) upon Talent’s death or physical or mental incapacitation that substantially impairs Licensor’s ability to render the Services for more than 180 days (as defined herein).

15.2. Licensor shall have the right to terminate this Agreement without prejudice to any other rights that Licensor may have, upon written notice to Company: for (i) Cause; (ii) if Company materially breaches any material term, condition, obligation, representation or warranty provided for in this Agreement and fails to cure such breach within thirty (30) days after Licensor has delivered a written notice that includes a description of such breach and Licensor’s specifications for what would constitute a cure of such breach (to the extent curable). Furthermore, the Agreement will automatically terminate in the event Talent ceases to be a Member of the Company or upon the termination of the Operating Agreement for any reason.

15.3. Following the expiration of the Term or sooner termination of this Agreement: (i) Licensor’s license to use Company’s IP shall be immediately revoked; (ii) the rights and license granted to Company herein shall terminate and automatically revert to Licensor or Talent, as applicable; (iii) Company shall cease the marketing and sale of the Products that feature the Likeness on such Products, provided, however, that Company shall have the right but not the obligation to (a) sell off the remaining inventory of Products that feature the pre-approved Likeness via the same channels of trade, unless otherwise agreed upon in writing by Licensor or Talent for no more than 90 days (“Sell-Off Period”), and (b) use approved Marketing Materials that feature the pre-approved Likeness, for the Sell-Off Period ; and (iv) Company shall not be required to delete any social media shares or posts made during the Term by Company or any other Person, and shall not be responsible for any sharing of Licensor content by any unaffiliated party after the Term provided that Company will cause all third party retailers to stop using the Marketing Materials or the Likeness at any point of sale or other public exhibition. Moreover, Company may use all Licensor Content and Marketing Materials that feature the pre-approved Likeness in perpetuity, worldwide, solely for Company’s internal (i.e. non-public) purposes, including at Company’s conventions and meetings and for advertising competitions, trade publications and internal retrospective editorial material.

16. Governing Law, Remedies. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of California, without giving effect to the principles of conflicts of laws thereof. Company reserves all its rights and remedies at law and in equity if Licensor should breach this Agreement.

17. Arbitration. The Parties hereto hereby irrevocably and unconditionally agree that, except for payment related disputes and each Party’s right to seek injunctive relief in state and federal courts, any and all actions, suits, proceedings, claims or counterclaims directly or indirectly arising out of, under or in any way relating to this Agreement or the transactions contemplated by this Agreement, shall be determined by binding arbitration before a single neutral arbitrator (“Arbitrator”) in Los Angeles County, California, pursuant to the rules of the American Arbitration Association (“AAA”). The Arbitrator shall be a retired judge and shall be mutually agreed upon by the Parties to such dispute or if such Parties are unable to agree on an Arbitrator, the Arbitrator shall be appointed pursuant to the AAA. The fees of the Arbitrator shall be borne equally by the Parties to each dispute, provided, that the Arbitrator may require such fees be borne in such other manner as the Arbitrator determines is required in order for this arbitration clause to be enforceable under applicable law. There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth the factual and legal basis for the Arbitrator’s decision. The Arbitrator’s decision shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the New York Court for confirmation and enforcement of the award. The Arbitrator shall have the power to enter temporary restraining orders, preliminary and permanent injunctions, subject to the provisions of this Agreement waiving or limiting that remedy. All arbitration proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. EACH PARTY UNDERSTANDS THAT BY AGREEING TO ARBITRATION IN THE EVENT OF A DISPUTE IN CONNECTION WITH THIS AGREEMENT, EACH PARTY IS EXPRESSLY WAIVING SUCH PARTY’S RIGHT TO REQUEST A TRIAL BY JURY IN A COURT OF LAW. Notwithstanding the foregoing and in addition to any other rights and remedies that either Party may have, either Party, without posting any bonds, shall be entitled to obtain in State or Federal Court, and the other Party agrees not to oppose, a request for injunctive and other equitable relief to prevent a breach or continuing breach of this Agreement. If, notwithstanding the arbitration provisions of this Agreement, a party shall succeed in bringing an action relating to any matter or dispute in connection with this Agreement in a court of law, then the exclusive venue for resolution of such matter or dispute shall be the federal and state courts located in New York County, New York. Each Party further agrees that personal jurisdiction over such Party may be effected by service of process by personal delivery or by a nationally recognized overnight courier addressed as provided in the preamble of this Agreement, and that when so made shall be as if served upon such Party personally.

18. Relationship of the Parties. Nothing herein shall create, be deemed to create or be construed as creating any partnership, employer-employee, joint venture, or agency relationship between the Parties hereto. Neither Party shall have any authority to bind the other or to act as an agent for the other unless expressly authorized in writing.

19. Survival. The following Sections shall survive the expiration or termination of the Term, or the termination of this Agreement: Sections 2 and 8 of the Basic Terms and Sections 1, 2, 6 – 10, 12, 13 and 15.3 - 20 of these STCs.

20. Miscellaneous. The section headings in this Agreement are for convenience only and are not intended to be a complete or accurate summary of the contents of any section. They shall not be used in construing this Agreement or any part hereof. Licensor’s rights (other than for purposes of receiving compensation) hereunder may not be assigned and Licensor’s duties may not be delegated without Company’s prior written consent. Company may not assign this Agreement, its rights or delegate its obligations under this Agreement, without the consent of Licensor, except to any controlled affiliate, parent, subsidiary or other related entity of Company, or to the purchaser of all or substantially all of its assets. Subject to the foregoing, this Agreement is binding upon and shall inure to the benefit of Licensor’s and Company’s respective successors and assigns. Neither of the Parties hereto has made any representations, statements, warranties or other agreements other than those expressed herein. This Agreement embodies the entire understanding of the Parties with respect to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, or understandings, written or oral, between Licensor and Company. This Agreement may be amended, modified or canceled only by a written agreement signed by the Parties hereto. Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or if delivered by overnight delivery (by a nationally recognized overnight courier) when delivery is confirmed by the delivery service to the addresses specified in the Basic Terms, or at such other address as either Party may supply by written notice delivered in accordance herewith. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court or arbitrator of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein; provided, however, that if such provision is a material business term, such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable, provided that any such modification, amendment or limitation preserves the original intent of the Parties (as demonstrated by the plain meaning of the text). No waiver by a Party hereto of a breach or default hereunder by the other Party shall be considered valid unless in writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. All uses of the word “or” herein are as a logical disjunction unless otherwise specified. All references to the masculine, feminine or neuter genders shall mean and include all genders.

INDUCEMENT

I have read and am familiar with all the terms of the agreement (the “Agreement”), dated as of March [*], 2020, between Fresh Grapes, a Texas limited liability company (“Company”) and Jaybird Investments, LLC, a Delaware limited liability company (“Licensor”) and, in order to induce Company to enter into the Agreement, I consent to the execution thereof, make all representations and warranties made by Licensor thereunder and applicable to me, agree to be bound by the terms and conditions thereof and agree that I shall render all services and grant all rights as are necessary to enable Licensor to comply with its obligations under the Agreement. Subject to payment by Company, I agree to look solely to Licensor for full payment of any amounts due for all rights granted and services performed thereunder.

/s/ Julianne Hough
Julianne Hough